UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 9, 2013

(Date of Report - date of earliest event reported)

EQUAL ENERGY LTD.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	001-34759	98-0533758
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4801 Gaillardia Pkwy, Ste 325 Oklahoma City, OK	73142
(Address of Principal Executive Offices)	(Zip Code)

(405) 242-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Regulation FD Disclosure.

On December 6, 2013, Equal Energy Ltd. (“Equal”), an Alberta, Canada corporation, Petroflow Energy Corporation, a Delaware corporation (“Petroflow”), and Petroflow Canada Acquisition Corp., an Alberta, Canada corporation and wholly-owned subsidiary of Petroflow (“Subco”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Petroflow will acquire, indirectly through Subco, all of the outstanding common shares of Equal for $5.43 per share in cash, without interest, and pursuant to which Equal will become an indirect wholly-owned subsidiary of Petroflow (the “Arrangement”).

On the terms and subject to the conditions set forth in the Arrangement Agreement, which has been unanimously approved by the Board of Directors of Equal, at the effective time of the Arrangement (the “Effective Time”), and as a result thereof, each common share of Equal that is issued and outstanding immediately prior to the Effective Time (other than Equal common shares for which dissenter’s rights have been validly exercised and not withdrawn) will be converted at the Effective Time into the right to receive $5.43 in cash (the “Consideration”), without interest, less any applicable withholding taxes as described in the Arrangement Agreement and the Plan of Arrangement attached thereto as Schedule “A”. All unvested stock options will become fully vested and all outstanding “in-the-money” options to acquire common shares of Equal will be cashed out, at the “net spread,” at closing of the Arrangement. Any “underwater” options will be canceled without payment. All holders of stock options will be required to enter into options cancellation agreement with Equal (the “Option Agreement”).

All common shares issuable pursuant to Equal’s restricted share and performance share incentive plan will be issued and those common shares will be converted into the right to receive the Consideration, less any applicable withholding taxes.

The aggregate purchase price for the outstanding common shares (including restricted stock) and options expected to vest is approximately $230 million.

Equal and Petroflow have made customary representations, warranties and covenants in the Arrangement Agreement, including, among others, covenants by Equal that: (i) subject to certain provisions in the Arrangement Agreement relating to the conduct of business up to the Effective Time, Equal will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Arrangement Agreement and the Effective Time; (ii) Equal will not engage in certain kinds of transactions during such period; (iii) Equal will cause a meeting of the Equal shareholders to be held to consider approval of the Arrangement Agreement; and (iv) subject to certain customary exceptions, that the Board of Directors of Equal will recommend approval by its shareholders of the Arrangement Agreement. Petroflow and Equal have agreed to cooperate to make any required filings, applications and submissions with governmental authorities, and to obtain any required consents, waivers and approvals from those authorities. Equal has also made certain additional customary covenants, including, among others, covenants not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions. Petroflow has agreed to use commercially reasonable efforts to fulfill, or cause to be fulfilled, the conditions that are within its control for funding and closing of the financing necessary for Petroflow to pay the Consideration in connection with the consummation of the Arrangement, and Equal has agreed to provide, and to cause its officers, employees and advisors to provide, upon the reasonable request of Petroflow, all reasonable cooperation in connection with the arrangement of the financing for Petroflow’s consummation of the Arrangement.

Consummation of the Arrangement is subject to customary conditions, including, among others: (i) approval of the holders of a majority of the votes cast by shareholders at the meeting of Equal shareholders to be held to consider approval of the Arrangement Agreement, excluding any common shares held by the President and Chief Executive Officer of Equal; (ii) approval of the holders of 66 2/3% of the votes cast by shareholders at the meeting of Equal shareholders to be held to consider approval of the Arrangement Agreement; (iii) the absence of any law or order prohibiting the consummation of the Arrangement; (iv) the granting of an interim and final court order under Alberta law approving the Arrangement; (v) the absence of a material adverse effect with respect to Equal; (vi) the obtaining by Petroflow of financing necessary to consummate the Arrangement; (vii) no make-whole premium may be payable in respect of Equal’s outstanding convertible debentures; (viii) Option Agreements must be in place with the holders of Equal’s stock options; and (ix) dissent rights shall not have been exercised with respect to more than 5% of the Equal common shares, calculated on a fuly diluted basis.

The Arrangement Agreement contains certain termination rights for both Petroflow and Equal, and further provides that, upon termination of the Arrangement Agreement under certain specified circumstances, Equal would be required to pay Petroflow a termination fee of $2,000,000.

In connection with the parties’ entry into the Arrangement Agreement, the directors and officers of Equal (the “Locked-Up Parties”) have entered into a Lock-Up and Support Agreement (the “Lock-Up Agreement”) covering a total of 693,065 common shares of Equal legally or beneficially owned by the Locked-Up Parties (the “Locked-Up Shares”), which represent approximately 1.9% of Equal’s outstanding common shares. Any Equal common shares acquired after the date of the Lock-Up Agreement (including, without limitation, pursuant to the exercise of options or other convertible securities or restricted stock) will also become subject to the Lock-Up Agreement as provided in the Lock-Up Agreement. Under the Lock-Up Agreement, each Locked-Up Party has agreed to vote its Locked-Up Shares in favor of the Arrangement and has also agreed to certain restrictions on the disposition of such Locked-Up Shares, subject to the terms and conditions set forth in the Lock-Up Agreement. The Lock-Up Agreement provides that it will terminate concurrently with any termination of the Arrangement Agreement.

Petroflow has agreed that following the Effective Date, Petroflow will make an offer to purchase all of Equal’s outstanding CAD$45 million of convertible debentures within 30 days. In accordance with the terms of the indenture, cash consideration equal to 101% of the face value, plus accrued and unpaid interest, will be offered to holders of the convertible debentures.

The foregoing descriptions of the Arrangement, the Arrangement Agreement, the Option Agreement and the Lock-Up Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Arrangement Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference, the full text of the Lock-Up Agreement, which is attached hereto as Exhibit 2.2 and is incorporated herein by reference, and the full text of the Option Agreement, which is attached hereto as Exhibit 2.3 and is incorporated herein by reference.

As described above, the Arrangement Agreement contains representations and warranties by Petroflow and Equal. These representations and warranties have been made solely for the benefit of the other parties to the Arrangement Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to Petroflow or Equal if those statements prove to be inaccurate, (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the Arrangement Agreement, (iii) may apply materiality standards different from what may be viewed as material to investors, and (iv) were made only as of the date of the Arrangement Agreement or such other dates as may be specified in the Arrangement Agreement and are subject to more recent developments. Accordingly, these representations and warranties should not be relied on as characterizations of the actual state of facts or for any other purpose either at the time they were made or at any other time.

Item 8.01.	Other Events.

On December 9, 2013, Equal issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Additional information and where to find it:

Equal plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the proposed transaction, pursuant to which Petroflow will purchase for cash of all of the issued and outstanding common shares of Equal. The proxy statement will contain important information about the proposed merger and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and shareholders will be able to obtain free copies of the proxy statement (when they are available) and other documents filed with the SEC by Equal through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement from Equal by by telephone at (405) 242-6000, by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, Attn: Investor Relations or by going to Equal’s Investor Relations page on its corporate website at http://www.equalenergy.ca.

Equal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Equal in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Equal’s proxy statement for its 2013 Annual and Special Meeting of Shareholders, which was filed with the SEC on April 4, 2013. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Equal by by telephone at (405) 242-6000, by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, Attn: Investor Relations or by going to Equal’s Investor Relations page on its corporate website at http://www.equalenergy.ca.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Arrangement Agreement, dated December 6, 2013, among Equal Energy Ltd., Petroflow Energy Corporation and Petroflow Canada Acquisition Corp.

2.2	Form of Lock-Up and Support Agreement among Petroflow Energy Corporation, Petroflow Canada Acquisition Corp., and the directors and officers of Equal Energy Ltd.

2.3	Form of Option Cancellation Agreement between Equal Energy Ltd. and the holders of options to purchase Equal common shares

99.1	Press Release of Equal Energy Ltd. issued on December 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2013

EQUAL ENERGY LTD.

By:	/s/ Scott Smalling
	Name:	Scott Smalling
	Title:	Senior Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

2.1	Arrangement Agreement, dated December 6, 2013, among Equal Energy Ltd., Petroflow Energy Corporation and Petroflow Canada Acquisition Corp.

2.2	Form of Lock Up and Support Agreement among Petroflow Energy Corporation, Petroflow Canada Acquisition Corp., and the directors and officers of Equal Energy Ltd.

2.3	Form of Option Cancellation Agreement between Equal Energy Ltd. and the holders of options to purchase Equal common shares

99.1	Press Release of Equal Energy Ltd. issued on December 9, 2013